CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




eSoft, Inc.
Boulder, Colorado

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated November 26, 1997, relating to the financial statements of eSoft, Inc. which is contained in that Prospectus.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

                                    BDO Seidman, LLP


Denver, Colorado
December 23, 1997